Exhibit 1: Income Statement (Second Quarter 2008)

		Ch$ millions		US$ millions (1)%
		Q2'08	Q2'07	Q2'08	Q2'07	Change

Net sales		148.846	131.616	283,0	250,2	13,1%

Cost of goods sold		(73.645)	(67.924)	(140,0)	(129,1)	8,4%
	% of sales	49,5%	51,6%	49,5%	51,6%

Gross profit		75.201	63.693	143,0	121,1	18,1%
	% of sales	50,5%	48,4%	50,5%	48,4%

SG&A		(60.579)	(52.837)	(115,2)	(100,4)	14,7%
	% of sales	40,7%	40,1%	40,7%	40,1%

Operating income		14.622	10.855	27,8	20,6	34,7%
	% of sales	9,8%	8,2%	9,8%	8,2%

Non-operating result
	Financial income	(98)	348	(0,2)	0,7	NM
	Equity in NI of rel. companies	212	(244)	0,4	(0,5)	NM
	Other non-operating income	433	1.157	0,8	2,2	-62,6%
	Amortization of goodwill	(835)	(720)	(1,6)	(1,4)	16,0%
	Interest expenses	(2.884)	(2.098)	(5,5)	(4,0)	37,4%
	Other non-operating expenses	(1.455)	(893)	(2,8)	(1,7)	63,0%
	Price level restatement	(794)	(1.139)	(1,5)	(2,2)	-30,3%
	Currency exchange result	2.713	298	5,2	0,6	809,1%
	Total	(2.707)	(3.291)	(5,1)	(6,3)	-17,8%

Income before taxes		11.915	7.564	22,6	14,4	57,5%
	Income taxes	2.045	(278)	3,9	(0,5)	NM
	Tax rate	-17,2%	3,7%	-17,2%	3,7%

Minority interest		(1.277)	(465)	(2,4)	(0,9)	174,4%

Amort. of negative goodwill		14	14	0,0	0,0	6,2%

Net income		12.698	6.834	24,1	13,0	85,8%
	% of sales	8,5%	5,2%	8,5%	5,2%

Earnings per share		39,87	21,46	0,08	0,04	85,8%
Earnings per ADR		199,34	107,29	0,38	0,20

Weighted avg. shares (millions)		318,5	318,5	318,5	318,5

Depreciation		12.760	11.670	24,3	22,2	9,3%
Amortization		271	155	0,5	0,3	75,2%
EBITDA		27.652	22.679	52,6	43,1	21,9%
	% of sales	18,6%	17,2%	18,6%	17,2%

Capital expenditures		17.905	15.254	34,0	29,0	17,4%

(1) Exchange rate: US$1.00 = Ch$526.05